UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2009

ICONIX BRAND GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-10593 (Commission File Number)	11-2481093 (I.R.S. Employer Identification Number)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 730-0030

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 3, 2009, Iconix Brand Group, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) among the Company, certain selling stockholders named therein (the “Selling Stockholders”) and Barclays Capital Inc. and Lazard Capital Markets LLC, as representatives of the several underwriters (the “Underwriters”) relating to the issuance and sale by the Company and sale by the Selling Stockholders of 10,000,000 shares in the aggregate of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $15.00 per share (less underwriting discounts and commissions of $0.6375 per share). The Company also granted the Underwriters an option to acquire an additional 1,500,000 shares at the public offering price less underwriting discounts and commissions. The closing with respect to the sale of the shares of Common Stock is anticipated to occur on June 9, 2009.

The shares of Common Stock are being issued and sold pursuant to the Company’s automatic shelf registration statement on Form S-3 (No. 333-159640) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”). The Underwriting Agreement contains customary representations, warranties, conditions to closing, indemnification and obligations of the parties. The Company and the Selling Stockholders have also agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect of those liabilities.

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the text of the Underwriting Agreement, which is attached as Exhibit 1.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is hereby filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
1.1	Underwriting Agreement dated June 3, 2009 among the Company, certain selling stockholders named therein and Barclays Capital Inc. and Lazard Capital Markets LLC, as representatives of the several underwriters named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC.

June 4, 2009	By:	/s/ Warren Clamen
Warren Clamen
Chief Financial Officer